EXHIBIT 99.(d)(1)

31 March 2006

UBS Limited

1 Finsbury Avenue

London EC2M 2PP

Morgan Stanley Securities Limited

25 Cabot Square

Canary Wharf

London E14 4QA

Dear Sirs

Purchase of B Shares and sale of fractional entitlements

We write to confirm our instruction to UBS Limited (UBS) and Morgan Stanley Securities Limited (Morgan Stanley) (a) to effect a programme of on-market purchases of our non-cumulative preference shares of 50p each (the B Shares) acting as agent for Scottish Power plc (the Company) on the date provided for in the circular (defined below) and (b) following the return of value and capital reorganisation, to sell the aggregated fractional entitlements that the ordinary shareholders have to new ordinary shares (New Ordinary Shares) in the Company acting as agent for the Company (Sales), during the period from the start of business on 2006 until the close of business on 2006 inclusive (the Engagement).

Any on-market purchases of B Shares (Purchases and each a Purchase) will be effected in compliance with the requirements of the Companies Act 1985, as amended, the rules of the Financial Services Authority (FSA) and the London Stock Exchange plc (LSE) and within the ambit of the authority conferred on the Company at the Extraordinary General Meeting of the Company to be held on 4 May 2006 (or at any adjournment thereof) (the EGM) convened by notice to be set out in a circular to be issued by the Company dated 31 March 2006 (the Circular). Any Purchases and Sales shall be subject to admission of the B Shares and New Ordinary Shares to the Official List of the FSA and to trading on the LSE’s main market for listed securities (together, Admission).

Purchases of B Shares in the United States will be effected by US registered broker dealer affiliates of UBS and Morgan Stanley as contemplated by the Company’s Schedule TO to be filed with the United States Securities and Exchange Commission.

1.    Interpretation

Words and expressions defined in the Circular shall have the same meanings when used in this letter.

2.    Appointment and scope of authority

The Company hereby irrevocably and unconditionally appoints each of UBS and Morgan Stanley as its agents, which appointment each of UBS and Morgan Stanley accepts, to make the Purchases and Sales in accordance with and on the terms of this letter from and including 22 May 2006, or such later time and/or date as the parties may agree. UBS and Morgan Stanley shall as the Company’s agents purchase all B Shares in respect of which they are notified by the Company that:

(a)	the holder has irrevocably authorised the Company and/or a director of the Company to accept the Initial Repurchase Offer on such holder’s behalf through due completion of an Election Form (as each term is defined in the Circular); and

(b)	such Election Form has been received in accordance with the terms of the Circular by 4.30 pm on 19 May 2006 (or such later time and/or date as the parties may agree).

The Purchases shall be allocated between both agents as set out in paragraph 3. Any alterations to the Engagement shall be agreed in writing between the Company, UBS and Morgan Stanley. The Company agrees that UBS and Morgan Stanley are not providing any advice in connection with the Purchases to a potential seller of B Shares and each of UBS and Morgan Stanley undertakes not to provide any such advice or to act as the Company’s agent in relation to the giving of such investment advice.

The terms of this Engagement will apply to any Future Repurchase Offers in relation to which the Company instructs UBS and/or Morgan Stanley and they agree at that time to act as agents on behalf of the Company, save as otherwise agreed between the parties.

3.    Agency

For the avoidance of doubt, each of UBS and Morgan Stanley is solely acting as an agent of the Company and not for the respective selling shareholders in carrying out their engagement under this letter. The Company agrees to ratify each and every act or thing which may be done or effected by UBS and Morgan Stanley in the proper exercise of any of their obligations pursuant to this letter.

By no later than 7 am on 22 May 2006, the Company agrees to inform each of UBS and Morgan Stanley in writing of the aggregate number of B Shares to be purchased, which will be allocated to UBS and Morgan Stanley on a 50:50 basis, and the identity of the shareholders concerned. In respect of such B Shares, UBS and Morgan Stanley are authorised to make an offer on 22 May 2006 on behalf of the Company to purchase such shares in accordance with paragraph 2 above and the terms of the Initial Repurchase Offer set out in the Circular.

4.    Settlement of Purchases

The price which a seller shall be paid for a B Share is £3.60, exclusive of expenses. Each of UBS and Morgan Stanley shall ensure that any person selling B Shares to the Company using an Election Form duly completed and returned in accordance with paragraphs 2(a) and (b) above shall do so free from all dealing expenses and commissions.

The Company shall provide funding for the settlement of all Purchases of B Shares made as the Company’s agent pursuant to this letter in accordance with the rules of the LSE and the timetable set out in the Circular. The Company will procure that the registrar settles the payment with each seller in accordance with the terms of the Circular. UBS and Morgan Stanley shall have no obligation to fund such Purchases.

5.    Sale of Ordinary Shares

Each of UBS and Morgan Stanley further agrees to act as agent, subject to the Company’s registrar complying with its obligations under this paragraph, for the Company in the sale of all New Ordinary Shares arising from the aggregation of fractional entitlements pursuant to paragraph (b) of the special resolution proposed to be passed at the EGM and Article 11(B) of the Company’s Articles of Association on the basis that:

(a)	the price at which such New Ordinary Shares shall be sold shall be the price which in the judgment of both UBS and Morgan Stanley is the price obtainable for those number of shares on the LSE as soon as reasonably practicable following Admission; and

(b)	the only obligation on UBS and Morgan Stanley in respect of the proceeds of the Sales of New Ordinary Shares is to pay the same to the Company’s registrar for transmission to the relevant shareholders.

The Company shall procure that the registrar:

(a)	notifies UBS and Morgan Stanley as to how many New Ordinary Shares need to be sold prior to admission no later than am on May 2006; and

(b)	promptly credits the account(s) notified to the registrar by UBS and Morgan Stanley with the relevant amount of New Ordinary Shares (which notification UBS and Morgan Stanley undertake to make promptly following the relevant Sale).

For the purpose of giving effect to the sale of such New Ordinary Shares, the Company hereby nominates each of UBS and Morgan Stanley pursuant to Article 11(B) of the Company’s Articles of Association to execute a transfer of any New Ordinary Shares so sold, or take any other actions to procure a transfer, to the purchaser thereof, or any person nominated by such purchaser.

6.    Announcements

UBS and Morgan Stanley each acknowledge that the Company shall make an announcement of its intention to effect purchases of B Shares through the agency of UBS and Morgan Stanley and each of UBS and Morgan Stanley hereby consents to the use of its name in such an announcement provided that each agent has pre-approved the relevant announcement (such approval not to be unreasonably withheld or delayed). The Company shall also be entitled to use the names of UBS and/or Morgan Stanley in any other announcement relating to Purchases or sales effected pursuant to this letter which the Company is required to make by law or pursuant to the rules of any regulatory body provided that to the extent practicable the Company has consulted UBS and Morgan Stanley in advance of such announcement.

In accordance with Listing Rule 12.4.6R, the Company, will announce any Purchases (including the date of purchase, the purchase price for each of the highest and lowest price paid, the number of shares purchased and the number of shares purchased for cancellation) as soon as possible and in any event no later than 7.30 a.m. on the business day following the date on which the Purchase occurred. On the basis of the information provided to UBS and Morgan Stanley under paragraph 3 above, and on the basis that the Company has taken all steps required to accept the Initial Repurchase Offer on behalf of the relevant shareholders, UBS and Morgan Stanley will confirm to the Company such information as soon as practicable after close of trading on the day on which Purchases occur under this letter.

7.    The Company’s warranties

Subject to the passing of the resolution to be proposed at the EGM and Admission, the Company warrants that:

(a)	the Company has the necessary shareholder (and other) consents and authorisations for Purchases and for the sale of New Ordinary Shares as contemplated by this letter;

(b)	the Company has sufficient distributable reserves to make the purchases of B Shares envisaged by this letter;

(c)	the Company has and will comply with all applicable legal and regulatory provisions, including those of the FSA, the requirements of the LSE, and those of the US Securities and Exchange Commission and the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder;

(d)	the Company is authorised to execute this letter, enter into the Engagement and appoint UBS and Morgan Stanley as its agents on the terms contained herein;

(e)	Purchases made in accordance with the Circular and this letter will be “on-market” purchases in accordance with section 163 of the Companies Act 1985, as amended;

(f)	the Company has no information which would be ‘inside information’ for the purposes of the Criminal Justice Act 1993 and the market abuse provisions in the FSMA 2000; and

(g)	The Company will, and will assist UBS and Morgan Stanley to comply with, all applicable legal and regulatory provisions (including those of the FSA and the requirements of the LSE and those of the US Securities and Exchange Commission and the NASDAQ and the requirements of the New York Stock Exchange).

Each of UBS and Morgan Stanley warrants that it is authorised to execute this letter and to enter into the Engagement.

8.    Indemnity

The Company agrees to indemnify UBS and Morgan Stanley against any and all liabilities arising out of or in connection with this letter or as a result of their obligations hereunder on the terms (mutatis mutandis) set out in the Sponsors’ Agreement entered into between them on 31 March 2006 (the Sponsors’ Agreement).

10.    Several Liability

All warranties, undertakings, agreements and obligations made, given or entered into in this letter by the parties are made, given or entered into by each party severally in relation only to itself and the liability of each such person in respect of any breach of any such representation, warranty, undertaking, agreement or obligation shall extend only to any loss or damage arising from its own breach.

11.    Third Party Rights

Except as provided in relation to the indemnity provisions in the Sponsors’ Agreement, a person who is not party to this letter shall have no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any of its terms.

12.    Stamp Duty

For the avoidance of doubt, UBS and Morgan Stanley will not be responsible for the payment of any Stamp Duty or SDRT which may become payable on the repurchase of the shares.

13.    Governing Law and Jurisdiction

This letter shall be governed and construed in accordance with English law.

Each party irrevocably submits to the exclusive jurisdiction of English courts and agrees that any proceedings in respect of such claim or matter may be brought in such courts.

14.    Entire Agreement

This letter together with any other documents expressly referred to in this letter constitutes the entire agreement between the parties in relation to the subject matter therein.

15.    Counterparts

This letter may be executed in any number of counterparts, all of which, taken together, shall constitute one and the same agreement.

Yours faithfully

/s/ Simon J. Lowth

For and on behalf of

Scottish Power plc

/s/ James R. Archer

Accepted and agreed for and on behalf of

UBS Limited

/s/ Alasdair Gayne

Accepted and agreed for and on behalf of

Morgan Stanley Securities Limited

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